STATEFED FINANCIAL CORPORATION
13523 University Avenue
Clive, Iowa 50325

FOR MORE INFORMATION	FOR IMMEDIATE RELEASE
Contact Andra K. Black, Co- President and Chief Financial Officer at (515) 223-8484	Date June 19, 2001

STATEFED FINANCIAL CORPORATION ANNOUNCES
FINAL RESULTS OF TENDER OFFER

       Clive, Iowa . . . StateFed Financial Corporation (NASDAQ: SFFC) announced today final results of the modified dutch auction tender offer that expired on Monday, June 11, 2001. A total of 493,808 shares were tendered at prices ranging from $11.50 to $13.00 per share. StateFed Financial Corporation purchased 231,774 of these shares, all for $11.50 per share. As a result of the repurchase, the Company has 1,275,326 shares issued and outstanding.

       The tender offer was commenced on May 11, 2001. Under the terms of the offer, StateFed Financial Corporation originally offered to repurchase up to 230,770 shares of its common stock within a price range of $11.50 per share to $13.00 per share (with the ability to repurchase up to an additional 2% of the outstanding shares, as desired). The number of shares purchased represents approximately 15% of StateFed Financial Corporation's shares of common stock outstanding. This share repurchase is one tool the company has utilized in conjunction with regular cash dividends and ongoing share repurchases to enhance stockholder value.

       StateFed Financial Corporation is a savings and loan holding company based in Clive, Iowa, and has approximately $109 million in total assets. Its subsidiary bank, State Federal Savings and Loan Association of Des Moines, has three banking offices serving the Des Moines and Clive area.